EXHIBIT 99.1

Emclaire Financial Corp Announces Special Cash Dividend

EMLENTON, Pa., Dec. 10, 2012 (GLOBE NEWSWIRE) -- The Board of Directors of Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of the Farmers National Bank of Emlenton, declared a special cash dividend on December 10, 2012 of $0.10 per common share payable on December 28, 2012, to shareholders of record on December 20, 2012.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "In light of the Corporation's positive performance this year, and given likely changes to federal tax rates on future dividend payments, we are pleased to announce this special cash dividend for our shareholders. The Corporation is fortunate to have a strong and stable capital base, which affords management flexibility in determining how and when to best deploy or return capital for the benefit of our shareholders. After increasing our quarterly dividend 12.5% in 2012, we have determined that this one-time special dividend represents another good strategic and financial use of our capital at this time and further reflects our continued commitment to maximizing value for our shareholders."

Emclaire Financial Corp is the parent company of the Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "EMCF". For more information visit the Corporation's web site at www.emclairefinancial.com.

CONTACT: William C. Marsh
         Chairman of the Board, President and
         Chief Executive Officer

         Phone: (724) 867-2311
         Email: wmarsh@farmersnb.com